Exhibit 10.1

STOCK PURCHASE AGREEMENT

           This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 12, 2013, is entered into by and among InterCloud Systems, Inc., a Delaware corporation (“Purchaser”), Integration Partners-NY Corporation, a New Jersey corporation (the “Company”), and Barton F. Graf, Jr. (“Graf”), David C. Nahabedian (“Nahabedian”) and Frank Jadevaia (“Jadevaia”) (each of Graf, Nahabedian and Jadevaia, a “Seller” and collectively the “Sellers”) as the sole shareholders of the Company.

WHEREAS, the Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from the Sellers, all of the outstanding stock of the Company, as more fully described herein and upon the terms and subject to the conditions set forth herein, and to enter into the other transactions as described herein;

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties expressly contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

           1.1           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“401(k) Plan” has the meaning set forth in Section 6.10.

“Act” means the Securities Act of 1933, as amended.

“Additional 338 Taxes” has the meaning set forth in Section 6.13.

“Additional Post-2012 Taxes” has the meaning set forth in Section 6.13.

“Adjustment Payment” has the meaning set forth in Section 2.6(e).

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Stock Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Balance Sheet” means the consolidated balance sheet of the Company, dated September 30, 2013, a copy of which is set forth in Schedule 1.1.

“Balance Sheet Date” means September 30, 2013.

“Base Earnout Amount” has the meaning set forth in Section 2.3(b).

“Business” means the business of the Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets/properties, anticipated revenues/income, prospects, Liabilities and personnel/management.

“Business Confidential Information” means all information, knowledge or data related to the operation of the Business or the Company that is not in the public domain or otherwise publicly available, other than as a result of any action or inaction by a Seller, or that has been treated as confidential by the Company.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or permitted to be closed.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means any cash in the Company immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Debt” means any Debt of the Company that is not repaid in full prior to the Closing.

“Closing Notice” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Price” means the average closing price of the Purchaser’s common stock as reported on Yahoo Finance for the three (3) trading days immediately prior to, but not including, the Closing Date.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Charter Documents” means the Company’s Certificate of Incorporation, as amended to the date hereof, and the Company’s Bylaws, as amended to the date hereof.

“Company Plans” has the meaning set forth in Section 3.14(a).

“Company IP Rights” has the meaning set forth in Section 3.10(b).

“Company Registered IP” has the meaning set forth in Section 3.10(a).

“Company Unpaid Transaction Expenses” means the expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby that remain unpaid as of the Closing.

“Competitor” means any Person or business unit or group of any Person whose business operations are substantially similar to the Business or any material portion thereof, located anywhere in the United States or its territories.

“Contingent Earnout Amount” has the meaning set forth in Section 2.3(b).

“Contract” means any contract, lease, commitment, understanding, task order, sales order, purchase order, delivery order, teaming agreement, joint venture agreement, other agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Debt” means, on a consolidated basis, any and all (a) obligations for borrowed money, whether current or unfunded, secured or unsecured (including any accrued but unpaid interest thereon and any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of such indebtedness or payable as a result of the consummation of the transactions contemplated hereby) and whether or not evidenced by notes, bonds, debentures, mortgages or other debt instruments, debt securities or other similar instruments, (b) obligations to reimburse any Person for amounts drawn upon or funded under a letter of credit or similar arrangement, but which have not been repaid, (c) obligations arising out of overdrafts, acceptance credit or similar facilities and (d) guarantees of obligations of a type described in clauses (a) - (c).

“Determination Letter” has the meaning set forth in Section 3.14(b).

“Determined Losses” has the meaning set forth in Section 11.6.

“Disagreement Notice” has the meaning set forth in Section 2.6(c).

“Earnout Payment” has the meaning set forth in Section 2.3(b).

“Earnout Period” means the twelve-month period commencing on first day of the first calendar month commencing after the Closing Date (e.g. if the Closing Date is December 15, 2013, the Earnout Period would begin on January 1, 2014 and end on December 31, 2014).

“EBITDA” means, for any period, the consolidated earnings before interest, taxes, depreciation and amortization of the Company.

“Elected Amount” has the meaning set forth in Section 2.3(d).

“Environmental Law or Order” means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the following Laws: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state Law analogous to any of the foregoing.

“Environmental Liability” means, without limitation, all damages, losses and Liabilities (including investigation, cleanup, compliance, enforcement, response and toxic tort Liabilities) (whether absolute, contingent, matured, liquidated, accrued, known, or unknown), including fines, penalties, capital expenditures, fees and expenses of any kind or nature whatsoever, and whether arising out of loss of life, personal injuries, liens or other claims against property or improvements thereon or other obligations of any kind or character, in each case that relate in any way to, or arise under, an Environmental Law or Order or any Hazardous Substance.

“Environmental Permit” means any Permit required by or pursuant to any applicable Environmental Law or Order.

“Equipment” means machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property accounted for as equipment.

“Equity Recipients” has the meaning set forth in Section 4.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.14(c).

“Escrow Agent” has the meaning set forth in Section 2.4.

“Escrow Agreement” means the escrow agreement between Sellers, Purchaser and the Escrow Agent, in substantially the form attached hereto as Exhibit B.

“Escrow Amount” has the meaning set forth in Section 2.4.

“Escrow Claims Period” has the meaning set forth in Section 11.7.

“Escrow Fund” has the meaning set forth in Section 2.4.

“Escrow Termination Date” has the meaning set forth in Section 11.7.

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.6(a).

“Estimated Company Unpaid Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.6(a).

“Financial Statements” means, collectively, (a) the Company’s consolidated unaudited balance sheet at December 31, 2012 and the Company’s consolidated unaudited statements of income and cash flows for the 12-month period ended December 31, 2012, and (b) the Balance Sheet and the Company’s consolidated unaudited statements of income and cash flows for the 10-month period ended October 31, 2013.

“Foreign Benefit Plan” has the meaning set forth in Section 3.14(g).

“Forward EBITDA” means the EBITDA of the Company for the Earnout Period.

“Fundamental Representations” has the meaning set forth in Section 11.2(a).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company and any Governmental Authority, as well as any subcontract or other arrangement by which (i) such company has agreed to provide goods or services to a prime contractor, to the Governmental Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to a company, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority.

“Governmental Authority” means the government of the United States or any foreign country, any state or political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, agency, instrumentality or administrative body of any of the foregoing.

“Graf” has the meaning set forth in the introductory paragraph of this Agreement.

“Gross-Up Payment” has the meaning set forth in Section 6.12.

“Hazardous Substance” means any material, substance, form of energy or pathogen which (i) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law or Order) or (ii) is otherwise regulated or controlled by, or can give rise to liability under, any Environmental Law or Order.

“Indemnitee” has the meaning set forth in Section 11.2.

“Indemnitor” has the meaning set forth in Section 11.2.

“Initial Cash Payment” has the meaning set forth in Section 2.3(a).

“Initial Closing Payment” has the meaning set forth in Section 2.3(a).

“Initial Stock Payment” has the meaning set forth in Section 2.3(a).

“Intellectual Property” means, throughout the world, all trade names, trade dress, corporate names and logos, trademarks, service marks, patents, copyrights, industrial designs, Internet domain names, IP Addresses (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), works of authorship, trade secrets, proprietary information, mask works, technology, inventions, processes, designs, know-how, computer software and data, databases and data collections, formulas, goodwill, any licenses related to any of the foregoing, and all other intangible intellectual property assets, including all rights to sue and recover for past and future infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof and all other intangible intellectual property assets and similar or equivalent rights to any of the foregoing anywhere in the world.

“IPO” means Purchaser’s first underwritten public offering of Purchaser Common Stock after the date hereof.

“IT Systems” has the meaning set forth in Section 3.10(g).

“Jadevaia” has the meaning set forth in the introductory paragraph of this Agreement.

“Law” means any constitution or provision thereof, law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted by, promulgated by, entered into by, agreed to or imposed by any Governmental Authority.

“Leased Real Property” means all real property leased by the Company.

“Liability” means any liability, debt or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether or not required to be reported under GAAP), including any liability for Taxes.

“Lien” means any mortgage, lien, charge, restriction, pledge, security interest, option, claim, easement, encroachment or encumbrance.

“Loss” or “Losses” means all Liabilities, losses, costs, claims, damages, lost profits, lost revenues, diminution in value, penalties and expenses (including reasonable attorneys’ and accountants’ fees and expenses and reasonable investigation and litigation costs incurred in relation to the matter or in enforcing such matter), whether or not special, non-compensatory, consequential, indirect, incidental, statutory or punitive.

“Material Adverse Change” or “Material Adverse Effect” means an adverse change, event, development or effect on or in the business, operations, assets, Liabilities, results of operations, cash flows, prospects or condition (financial or otherwise) of the Company; provided, however, that Material Adverse Change or Material Adverse Effect shall not include any adverse change, event, development, or effect to the extent arising from or relating to: (a) general business or economic conditions, including such conditions related to the Business (provided the impact on the Company or the Business is not disproportionate to the impact on similar companies in the same industry); (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in Laws; or (e) the taking of any action required by this Agreement.

“Material Contracts” means all of the Contracts listed or described, or required by Section 3.11 to be listed or described, in Section 3.11 of the Schedule of Exceptions.

“Nahabedian” has the meaning set forth in the introductory paragraph of this Agreement.

“Net Working Capital” means as of the Closing Date, (a) the sum of the Closing Cash, accounts receivable, inventory and prepaid expenses, less (b) the sum of accounts payable and other current liabilities, calculated in accordance with GAAP.

“New Initial Payment” has the meaning set forth in Section 2.6(e).

“Notice of Claim” has the meaning set forth in Section 11.4.

“Notice of Objection” has the meaning set forth in Section 11.4.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Parachute Payment Waiver” has the meaning set forth in Section 6.13.

“Permits” means any license, permit, franchise, certificate of authority, or order required to be issued by any Governmental Authority.

“Permitted Liens” means (a) Liens created by Law for current taxes, assessments or similar charges not yet due and payable and (b) Liens on Equipment securing leases or purchase money indebtedness or financing of such Equipment.

“Person” means any individual or any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Pre-Closing Taxes” means (i) any Taxes of the Company or any of their Affiliates with respect to any Pre-Closing Tax Period, (ii) any Taxes of the Sellers or their respective Affiliates for which the Company or Purchaser is liable, whether by reason of any requirement to withhold or otherwise, in connection with this Agreement, and (iii) any Taxes for which the any Company is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period.  The amount of any Tax based on or measured by income or receipts of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period that is deemed to end on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Preparation Period” has the meaning set forth in Section 2.6(b).

“Pro Rata Share” means, with respect to a Seller, the number of Shares being sold pursuant to this Agreement by such Seller divided by the total number of Shares.

“Public Software” has the meaning set forth in Section 3.10(h).

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Common Stock” means shares of Purchaser’s common stock, par value $0.0001 per share.

“Purchaser Notice” has the meaning set forth in Section 2.6(b).

“Receivables” means accounts receivable, notes receivables and other receivables of the Company arising from the operation of the Business.

“Release” means the form of Release Agreement attached hereto as Exhibit C.

“Resolved Amount” has the meaning set forth in Section 11.4.

“Schedule of Exceptions” has the meaning set forth in Article III.

“SEC” means the U.S. Securities and Exchange Commission, or any successor Governmental Authority.

“Section 338(h)(10) Elections” has the meaning set forth in Section 6.12.

“Seller” and “Sellers” have the meaning set forth in the introductory paragraph of this Agreement.

“Sellers’ knowledge” or “to the knowledge of the Sellers” or variants thereof mean with respect to any matter in question that any Seller or any officer or director of the Company has present actual knowledge of such matter or would have knowledge of such matter after reasonable inquiry and investigation.

“Shares” means all of the issued and outstanding shares of stock of the Company.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Supplement” has the meaning set forth in Section 6.2.

“Tax Return” means any report, return or other information required to be and actually supplied to a Governmental Authority in connection with any Taxes.

“Taxes” means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Termination Date” has the meaning set forth in Section 10.1(f).

“Threshold Amount” has the meaning set forth in Section 11.3.

“Transaction Documents” means the Transition Services Agreement, the Releases and the Escrow Agreement.

“Transition Services Agreement” means a transition services agreement in a form mutually agreeable to the Sellers, Integration Partners Corporation and Purchaser.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code by the U.S. Treasury Department.

“TTM EBITDA” means the means the EBITDA of the Company for the twelve-month period beginning ending September 30, 2013

 “WARN Act” has the meaning set forth in Section 3.15.

“Working Capital Deficiency” means the amount, if any, by which the Net Working Capital is less than $500,000.

“Working Capital Surplus” means the amount, if any, by which the Net Working Capital is greater than $831,000.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1           Agreements to Sell and Purchase.  Subject to the terms and conditions of this Agreement, and in exchange for the Purchase Price to be paid as provided herein, at the Closing the Sellers shall sell, assign, convey, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase, acquire and take assignment of, the Shares.

2.2           Closing.  Subject to the terms and conditions hereof, the purchase and sale of the Shares as provided for herein (the “Closing”) shall take place at the offices of Pryor Cashman LLP at 7 Times Square, New York, NY 10036, on the second business day after the satisfaction or waiver of the conditions in Article VIII and Article IX (which date on which the Closing occurs shall be referred to herein as the “Closing Date”).

2.3           Purchase Price; Payment of Consideration.  Subject to the terms and conditions of this Agreement, Purchaser shall pay the aggregate purchase price set forth in this Section 2.3 for the Shares (the “Purchase Price”) as follows:

(a)           At the Closing, Purchaser shall pay to the Sellers an aggregate amount equal to (i) the product of the TTM EBITDA and 5.4 (ii) less any Estimated Closing Debt (iii) less any Estimated Company Unpaid Transaction Expenses (iv) plus any Estimated Working Capital Surplus or less any Estimated Working Capital Deficiency (the “Initial Closing Payment”).  The Initial Closing Payment will be paid as follows:

(i)   Purchaser shall pay the Sellers, with each Seller receiving his respective Pro Rata Share, an aggregate amount equal to (i) the product of the TTM EBITDA and 5.2 (ii) less any Estimated Closing Debt (iii) less any Estimated Company Unpaid Transaction Expenses (iv) plus any Estimated Working Capital Surplus or less any Estimated Working Capital Deficiency, less the Escrow Amount.

Nahabedian and Graf shall receive their Pro Rata share in cash (the “Initial Cash Payment”), while Jadevaia shall receive his Pro Rata share in the form of a convertible note, with a fixed conversion price.  The conversion price shall equal the average of the closing prices of the Purchaser’s common stock for the three (3) trading days immediately prior to, but not including, the Closing Date.

(ii)         Purchaser shall further issue to Jadevaia an aggregate number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (A) (i) the product of TTM EBITDA and 0.2 (ii) less any Estimated Closing Debt (iii) less any Estimated Company Unpaid Transaction Expenses (iv) plus any Estimated Working Capital Surplus or less any Estimated Working Capital Deficiency, by (B) the Common Stock Price (rounded to the nearest whole share of Purchaser Common Stock) (such shares, the “Initial Stock Payment”).

(b)   Within sixty (60) days of the end of the Earnout Period, Purchaser shall pay to Jadevaia an aggregate amount equal to (i) 0.6 times the Forward EBITDA (the “Base Earnout Amount”) plus (ii) in the event that the Forward EBITDA equals or exceeds the TTM EBITDA by 5.0% or more, an amount equal to 2.0 times the difference between the Forward EBITDA and the TTM EBITDA (the “Contingent Earnout Amount” and, together with the Base Earnout Amount, the “Earnout Payment”).  The Earnout Payment will be paid in cash.

(c)   The Forward EBITDA calculation shall be made within forty-five (45) days of the end of the Earnout Period by Purchaser’s independent auditors (or other appropriate third party chosen by Purchaser and reasonably acceptable to the Sellers) and payment shall be made within sixty (60) days of the end of the Earnout Period.

(d)   Any Seller may elect to receive a portion of such Seller’s Pro Rata Share of the Initial Cash Payment up to an amount equal to such Seller’s Pro Rata Share of the TTM EBITDA in shares of Purchaser Common Stock in lieu of cash (the “Elected Amount”) provided that (i) such Seller notifies Purchaser of such election at least five (5) Business Days prior to the Closing and (ii) the number of shares to be so issued shall be determined by dividing such Seller’s Elected Amount by the Common Stock Price.

(e)   The portion of the Purchase Price constituting the Escrow Amount shall be deposited in the Escrow Fund with the Escrow Agent in accordance with Section 2.4.

2.4   Escrow.  At the Closing, Purchaser shall deposit an amount in cash equal to 7% of the Initial Cash Payment (the “Escrow Amount”) with Wells Fargo Bank, National Association as escrow agent (the “Escrow Agent”).  Such deposit shall constitute the “Escrow Fund” and will be governed by the terms set forth herein and in the Escrow Agreement.  Each Seller’s proportionate interest in the Escrow Fund shall be based on such Seller’s Pro Rata Share.

2.5   Withholding.  Purchaser (or any other Person responsible for withholding any amount with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.6           Calculation of Initial Closing Payment; Post-Closing Adjustment.

(a)           The Sellers shall cause the Company to prepare, in good faith, and deliver to Purchaser no later than the close of business on the day that is two (2) Business Days prior to the Closing Date, a notice (the “Closing Notice”), certified by each Seller and the Company’s chief financial officer and otherwise in form and substance reasonably satisfactory to Purchaser, setting forth the Company’s calculation of (i) the Closing Debt (the “Estimated Closing Debt”), (ii) the Company Unpaid Transaction Expenses (the “Estimated Company Unpaid Transaction Expenses”), (iii) the Closing Cash (the “Estimated Closing Cash”), (iv) the Working Capital Surplus or Working Capital Deficiency (respectively, the “Estimated Working Capital Surplus” and “Estimated Working Capital Deficiency”)and (v) the resulting Initial Closing Payment.  The Closing Notice shall be accompanied by sufficient documentation to support the calculations set forth therein as reasonably determined by Purchaser.

(b)           As promptly as practicable, but not later than sixty (60) days after the Closing Date (the “Preparation Period”), Purchaser shall prepare and deliver to the Sellers a notice (the “Purchaser Notice”) setting forth Purchaser’s good faith calculation of the Closing Debt, the Company Unpaid Transaction Expenses, the Closing Cash, the Working Capital Surplus or Working Capital Deficiency and the resulting calculation of the Initial Closing Payment, together with supporting documentation for such calculations.  In the event that Purchaser does not so deliver the Purchaser Notice, Purchaser shall be deemed to have accepted the calculations set forth in the Closing Notice.

(c)           After receipt of the Purchaser Notice by the Sellers, in the event that the Sellers do not agree with any of the calculations set forth in the Purchaser Notice, the Sellers shall, within ten (10) days of receipt of the Purchaser Notice provide a notice (the “Disagreement Notice”) to Purchaser informing Purchaser of each such disagreement and the reasons and bases therefor.  Unless the Sellers provide the Disagreement Notice to Purchaser prior to the expiration of the Review Period, the Sellers shall be deemed to have accepted the calculations set forth in the Purchaser Notice.

(d)           In the event that the Sellers timely deliver a Disagreement Notice to Purchaser, Purchaser and the Sellers shall attempt in good faith to come to an agreement on any calculations that are the subject of the Disagreement Notice.  If the Parties are unable to come to an agreement regarding any such disputed amount within thirty (30) days of receipt by Purchaser of the Disagreement Notice, either the Sellers or Purchaser may notify the other(s) that such dispute is being submitted to an independent accounting firm selected by such submitting Party(ies), reasonably acceptable to Purchaser (if selected by the Sellers) or to the Sellers (if selected by Purchaser), for resolution of the disputed items and determination of the disputed calculations and the resulting Initial Closing Payment; provided that in no event shall the resulting Initial Closing Payment be less than that contained in the Purchaser Notice or more than that contained in the Closing Notice.  The Company and Purchaser shall furnish such accounting firm with access to such books and records as it shall reasonably require to resolve the dispute.  The accounting firm shall be directed to complete its calculations and report the same in writing to the Parties hereto no later than thirty (30) days after its engagement.  The fees and expenses of the accounting firm shall be borne 50% by Purchaser and 50% by the Sellers.

(e)           Within five (5) Business Days following (i) Sellers’ acceptance of the Purchaser Notice calculations, (ii) the agreement of the Sellers and Purchaser on the calculations or (iii) receipt by the Parties of the accounting firm’s calculations pursuant to Section 2.6(d) above (the revised Initial Closing Payment resulting from any of the foregoing being the “New Initial Payment”), if the New Initial Payment is less than the original Initial Closing Payment, each Seller shall promptly, and in any event within five (5) Business Days, pay in cash by check or wire transfer to Purchaser such Seller’s Pro Rata Share of the difference between the original Initial Closing Payment and the New Initial Payment (the aggregate of such differences being the “Adjustment Payment”); provided, however, that if the Adjustment Payment is $200,000 or less, Purchaser shall be entitled to recover such Adjustment Payment from the Escrow Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLERS AND THE COMPANY

The Company and each Seller represents and warrants to Purchaser that, except as set forth on the schedule of exceptions attached hereto as Exhibit A (the “Schedule of Exceptions”), which exceptions or disclosure shall be deemed to be part of the representations and warranties made hereunder, the following representations in this Article III are true, correct and complete as of the date hereof.  The Schedule of Exceptions shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections of this Article III, and the disclosures in any section or subsection of the Company Disclosure Schedule shall only qualify each section and subsection of this Article III to which it corresponds and each other section and subsection of this Article III to the extent it is reasonably apparent from a reading of the text of the disclosure without reference to any underlying document that such disclosure is applicable to such other section or subsection.

3.1           Due Incorporation.  The Company is duly organized, validly existing and in good standing under the laws of New Jersey, and possesses all requisite power (corporate or otherwise) and authority and all governmental licenses, permits, authorizations and approvals, necessary to enable it to own, lease and operate its properties and to carry on its business.  The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business conducted by it requires such licensing or qualification, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company does not own, control, or hold any equity or other similar interest or any right (contingent or otherwise) in, directly or indirectly, any corporation, trust, joint venture, limited liability company or other Person and, in furtherance of the foregoing, has no subsidiaries.

3.2           Authorization; Investment Intent; Ownership of Shares.

(a)           The Company has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by the Company its obligations hereunder have been duly authorized by all necessary corporate action of the Company in accordance with applicable Law and the Company Charter Documents.  This Agreement constitutes the valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.

(b)           Section 3.2(b) of the Schedule of Exceptions sets forth all of the Company’s shareholders, the number and class and series of shares of capital stock owned by them and all outstanding securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of the Company along with the holders thereof.  Each Seller is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name in Section 3.2(b) of the Schedule of Exceptions, all of which Shares are owned free and clear of all rights, claims and Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Company to issue any shares of capital stock of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or obligating any Seller to sell or transfer to any Person any or all of the Shares owned by such Seller, or any interest therein.

(c)           The authorized capital stock of the Company consists of 200,000 shares of common stock, no par value, of which there are presently issued and outstanding 150 shares, all of which are owned by the Sellers as and in the amounts set forth in Section 3.2(b) of the Schedule of Exceptions and all of which constitute Shares hereunder.  The Company has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other calls, claims or commitments of any character relating to the unissued shares of capital stock of the Company.  All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and non-assessable, and was issued in compliance with all applicable securities Laws, and are not subject to, and immediately after the Closing will not be subject to any option, Lien, right of rescission, right of first refusal, right of first offer, voting agreement, voting trust, proxy, shareholders agreement, or preemptive right.  No shares of capital stock of the Company are subject to vesting or repurchase rights.

3.3           Consents and Approvals.  Except as set forth on Section 3.3 of the Schedule of Exceptions, no consent, license, authorization or approval of, filing or registration, declaration or filing with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery, performance, validity and enforceability by the Company or Sellers of this Agreement or any Transaction Documents and the consummation by the parties of the transactions contemplated hereby, other than such consents, licenses, authorizations, approvals, filings, registrations, declarations or cooperation that, if not obtained, made or given, would not, individually or in the aggregate, impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.  The execution, delivery and performance under this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and compliance with the terms of this Agreement and the Transaction Documents by the Company or Sellers does not and will not (i) violate or conflict with, result in a material breach or termination of, result in any loss or forfeiture of rights or benefits under, constitute a default under, or permit cancellation of, or require any notice or consent under any Contract to which the Company is a party or any of its properties are bound or affected or any Law applicable to the Company or by which any of its properties are bound of affected, (ii) result in the creation of, or require the creation of any Lien upon any of the Shares or any property of the Company, or (iii) violate or conflict with any provision of the Company Charter Documents.

3.4           Financial Statements.

(a)           The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except, to the extent any such Financial Statements are unaudited, such unaudited Financial Statements do not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material in amount or nature) and present fairly the financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Company for the periods covered thereby.  The Financial Statements are in accordance with the books and records of the Company, and do not reflect any transactions which are not bona fide transactions.  Except as set forth in the Balance Sheet, the Company does not have any material Liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables to third parties and accrued expenses incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.  A true and complete copy of the Financial Statements is attached as Exhibit A to the Schedule of Exceptions.

(b)           Financial Books and Records.  The financial books and records of the Company have been maintained in accordance with customary business practices and fairly and accurately reflect on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Company and (ii) all transactions of the Company, including all transactions between the Company, on the one hand, and a Seller on the other hand.  The Company has not received any advice or notification from its current or past independent accountants that the Company has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company any properties, assets, Liabilities, revenues, expenses, equity accounts or other accounts.

(c)           No Undisclosed Liabilities.  Except as set forth in the Financial Statements, the Company does not have any Liabilities (whether or not the subject of any other representation or warranty hereunder) except for Liabilities reflected on the Balance Sheet or that have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date.

(d)           Projections.  Any financial projections provided by the Company or any Seller to Purchaser in connection with Purchaser’s review of the Company were prepared in good faith based upon assumptions believed by the Company’s management and the Sellers to be reasonable at the time made.

3.5           No Changes.  Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any Material Adverse Change or event or change (whether alone or with any other event or change) that has had or is reasonably likely to have a Material Adverse Effect.  Since the Balance Sheet Date, the Company has not (a) suffered any damage or destruction to, or loss of, any of its assets or properties (whether or not covered by insurance) individually or in the aggregate in excess of $25,000; (b) permitted the imposition of a Lien (other than Permitted Liens) on, or disposed of, leased, transferred, mortgaged or assigned any of its assets; (c) terminated, modified or entered into any Material Contract or canceled, compromised, knowingly waived or released any right or claim (or series of related rights and claims) under any Material Contract; (d) cancelled, waived, released or otherwise compromised any trade debt, receivable, right or claim exceeding $25,000 individually or in the aggregate; (e) made or committed (in a binding manner) to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or in the aggregate; (f) entered into, adopted, amended (except as may be required by Law and except for immaterial amendments) or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement (except for normal salary increases consistent with past practice) or entered into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) disposed of or permitted the lapse in registration of any Intellectual Property; (h) experienced any Material Adverse Change in its Receivables or its accounts payable; (i) changed its accounting methods, systems, policies, principles or practices; (j) incurred, assumed, guaranteed or discharged any Debt; (k) modified the Company Charter Documents; (l) issued, sold or otherwise permitted to become outstanding any capital stock, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock; (m) made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person other than acquisitions of inventory and supplies in the ordinary course of business consistent with past practice; (n) failed to maintain in full force and effect insurance policies on its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on the Balance Sheet Date; (o) encountered any labor union organizing activity or had any actual or overtly threatened employee strikes, work stoppages, slowdowns or lockouts; (p) materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it; (q) entered into any Contract outside the ordinary course of business that is or would be a Material Contract; (r) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or (s) authorized, agreed, resolved or committed to any of the foregoing.

3.6           Title to Assets.  The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Balance Sheet or acquired after the Balance Sheet Date that are material to the conduct of the Business as currently conducted (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such leased properties and assets that are material to the conduct of the Business as currently conducted, in each case free and clear of all Liens other than Permitted Liens.  No Person other than the Company owns any material assets, properties or rights relating to or used or held for use in the Business, other than Leased Real Property.  The assets and rights of the Company include all of the assets and rights necessary for the conduct of the Business.

3.7           Real Property.

(a)           The Company operates the Business at the Leased Real Property, and at no other locations, other than client sites.  Except for the Leased Real Property, the Company is not a party to any lease of any real property, whether as lessor or as lessee, and has no ownership of or other interest in any real property.  Section 3.7(a) of the Schedule of Exceptions lists the addresses and the leases relating to each Leased Real Property.

(b)           The Leased Real Property leases are in full force and effect and the Company holds a valid and existing leasehold interest under such leases free and clear of all Liens, other than Permitted Liens.  The Company is not in material default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under such lease, and no other party to such lease has the right to terminate or accelerate performance under or otherwise modify any of such lease, including upon consummation of Purchaser’s acquisition of the Shares pursuant to this Agreement. To the knowledge of the Sellers, no Person other than the Company has any right to use, occupy or lease any of the Leased Real Property.

(c)           There is no pending or, to the knowledge of the Sellers, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property, and the Company has not received any written notice thereof.

(d)           The buildings and other structures on the Leased Real Property are in good repair, ordinary wear and tear excepted, and fit for the purposes for which they are presently used in all material respects.  The Company has rights of egress and ingress with respect to each of the Leased Real Property that is sufficient for it to conduct its business.

3.8           Personal Property.  All of the tangible assets (whether owned or leased) used in connection with the Business, (a) are suitable for the purposes for which such assets are presently used and are suitable for the continuing conduct of the Business after the Closing, and (b) have been maintained and are in good operating condition and repair (normal wear and tear excepted).

3.9           No Third Party Options.  There are no agreements, options, commitments or rights with, of or to any Person (other than Purchaser) to acquire any of the assets, properties, rights, shares or other equity interests of the Company, and the Company is not a party to any agreement to merge into (or have another entity merge into it) or consolidate with another entity.

3.10         Intellectual Property.

(a)           Section 3.10(a) of the Schedule of Exceptions sets forth a complete and accurate list of all Intellectual Property owned by the Company as of the date hereof that is registered, recorded or filed in the name of the Company with a Governmental Authority and all applications therefor, and all material unregistered trademarks or service marks owned by the Company and used by the Company in the operation of the Business (“Company Registered IP”).  Each item of Company Registered IP is (i) in compliance with all applicable legal requirements and is current with its filing, registration and maintenance requirements, and (ii) to the knowledge of the Sellers, valid and enforceable.

(b)           The Company either exclusively owns, free and clear of all Liens (other than Permitted Liens), or has permission to use pursuant to a valid written agreement or, to the knowledge of the Sellers, has other valid rights to use, all Intellectual Property used or held for use in the operation of the Business as presently conducted (collectively, “Company IP Rights”).  The Company IP Rights comprise all of the Intellectual Property that is used in or necessary for the operation of the Business as currently conducted.  No Person has asserted or, to the knowledge of the Sellers, threatened to assert any claims (i) contesting the right of the Company to use, transfer or license any Company IP Rights or any products, processes, services or materials covered thereby in any manner, or (ii) challenging the ownership, validity or enforceability of any Company IP Rights.

(c)           To the knowledge of the Sellers, the operation of the Business has not and does not infringe or misappropriate any Intellectual Property of any Person, and has not and does not violate the rights of any Person (including the right to privacy or publicity) or constitute unfair competition or trade practices under any Laws.  To the knowledge of the Sellers, no Person has infringed or misappropriated or is infringing or misappropriating any Company IP Rights.

(d)           Following the Closing, the Company will be permitted to exercise all of the rights under the Company IP Rights to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred.  All Company IP Rights are, and immediately after the Closing Date, will be, fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any Person, except as a result of any independent agreements or obligations of Purchaser.  The Company has not granted any exclusive licenses or rights of any kind in the Company IP Rights to any Person, and the Company does not hold any rights to Company IP Rights jointly with any third Person.

(e)           The Company has not entered into any Contract to settle or resolve any action, claim or dispute with respect to any Intellectual Property.  No Company IP Right is subject to any proceeding or outstanding decree, Order, judgment, Contract or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company.

(f)           The Company has taken all actions reasonably necessary to maintain and protect all Company IP Rights, including all confidential and proprietary information and trade secrets pertaining thereto.  All agents, employees and independent consultants of the Company employed or engaged in the five (5) years prior to the date hereof who have participated in or contributed to the development of any Intellectual Property for the Company have executed and delivered to the Company a written assignment agreement that vests in the Company exclusive ownership of all right, title and interest in and to any such Intellectual Property.

(g)           The information technology systems used by the Company in connection with the operation of the Business (“IT Systems”) as a whole, are adequate and sufficient in all material respects for the conduct of the Business as currently conducted.  The Company has taken commercially reasonable steps consistent with industry practice to protect the IT Systems from unauthorized access, use and damage.  The IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects.

(h)           No software owned by the Company incorporates any Public Software.  For purposes of this Agreement, “Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models that (i) requires the licensing or distribution of source code to licensees, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software, (iii) except as specifically required to be permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any software, or (iv) requires the licensing of any software to any other Person for the purpose of making derivative works.  No software owned by the Company has been provided or disclosed in source code form to any Person (including without limitation, any escrow agents, employees and officers of the Company).  To the extent the Company has provided or disclosed any such source code, such provision or disclosure has been pursuant to a written confidentiality agreement adequate to protect the proprietary and confidential nature of such source code.

3.11         Contracts.

(a)           All of the Material Contracts are in writing and are in full force and effect and constitute the legal, valid and binding obligations of the Company and, to the knowledge of the Sellers, the other parties thereto.  All of the Material Contracts are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by equitable limitations on the availability of specific remedies.  No termination notice has been delivered by the Company to any other party or, to the knowledge of Sellers, by any other party to the Company, with respect to any Material Contract.  As to each Material Contract, there does not exist thereunder any breach, violation or default on the part of the Company or, to the knowledge of the Sellers, any other party to such Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereby, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company.  No waiver has been granted by the Company or any of the other parties thereto under any of the Material Contracts.  The Company has delivered or made available to Purchaser true and complete copies of each Material Contract that Purchaser has requested.

(b)           Section 3.11(b) of the Schedule of Exceptions sets forth a true and complete list of all Contracts of the following types to which a Company is a party, by which it is bound, or which otherwise pertain to the Business of the Company (including in each case which subsection(s) of this Section 3.11 to which such Material Contract is responsive) (each such Contract, whether or not so listed, is referred to as a “Material Contract”):

(i)         any Contract or arrangement of any kind with any employee, officer, director, shareholder or other equity interest holder or other Persons with whom the Company is not dealing at arm’s-length;

(ii)        any Contract or arrangement with a broker, advertising agency, placement agent or other Person engaged in sales, marketing, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;

(iii)       any Contract or arrangement of any nature (A) having an aggregate value in excess of $25,000, (B) of any value that is not terminable by the Company at any time on notice of thirty (30) days or less or (C) is otherwise material to the Company;

(iv)       any indenture, credit agreement, loan agreement, note, mortgage, security agreement, letter of credit, loan commitment, guaranty, repurchase agreement or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing, pledging of assets or guarantying the obligations of any Person;

(v)        any Contract or arrangement involving the Company as a participant in or an owner of a partnership, limited liability company, corporation, joint venture, strategic alliance, or other cooperative undertaking;

(vi)       any Contract or arrangement involving any restrictions on the Company or any Affiliate of the Company with respect to the geographical area of operations where such Person may conduct business, or scope or type of business that such Person may conduct or the solicitation of any individual or class of individuals for employment;

(vii)      any Contract granting to any Person a right at such Person’s option to purchase or acquire any asset or property of the Company (or interest therein);

(viii)     any Contract for capital improvements or expenditures in excess of $10,000 individually or $40,000 in the aggregate;

(ix)        any Contract for which the full performance thereof may extend beyond ninety (90) days from the date of this Agreement;

(x)         any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

(xi)        any Contract or arrangement relating to management support, facilities support or similar arrangement which, if breached, could have a Material Adverse Effect on the Business;

(xii)       any Contract whereby any Person agrees (A) not to compete with the Company or to solicit employees, clients or customers of the Company, or (B) to maintain the confidentiality of any information of the Company;

(xiii)     any Contract of the Company for the provision of consulting services of any type or nature and any arrangement for the payment of commissions, in each case, whether by or for the Company;

(xiv)     any Contract (A) under which the Company is granted a right or license to use the Intellectual Property of any Person (other than for generally commercially available software) and (B) pursuant to which the Company has granted any right or license to any Person in respect of Company IP Rights;

(xv)      any Contract evidencing or relating to any obligations of the Company with respect to the issuance, sale, repurchase or redemption of any securities of the Company;

(xvi)     all Leased Real Property leases;

(xvii)    any Contract that obligates the Company with respect to contingent payments of any type;

(xviii)   any Contract relating to any litigation or claim involving the Company at any time during the last five (5) years or under with there are ongoing responsibilities;

(xix)      any Contract relating to the acquisition or disposition of any capital stock, all or substantially all the assets or business or product line of any other Person; and

(xx)       any Government Bid or Government Contract.

3.12        Permits.  Section 3.12 of the Schedule of Exceptions contains a true and complete list as of the date hereof of all Permits used or held for use by the Company in the Business.  Except for such Permits, there are no Permits that are necessary for the lawful operation of the Business.  The Company is in compliance in all material respects with all requirements and limitations under such Permits.  No employee, officer, director, shareholder, consultant, advisor or manager of the Company owns or has any interest in any such Permit.

3.13        Insurance.  Section 3.13 of the Schedule of Exceptions contains a true and complete list as of the date hereof of all policies of fire, liability, errors and omissions, workmen’s compensation, public and product liability, title and other forms of insurance owned or held by the Company, which insurance, to the knowledge of the Sellers, is comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry, and a claims history for the past three years.  All such policies are in full force and effect and all applicable premiums, which are due and owing as of the Closing Date, have been paid.  No notice of cancellation or termination or increase in premiums (except for general increases in rates to which similarly situated companies are subject) has been received with respect to any such policy.  No insurer has cancelled or refused to renew any insurance applicable to the Company nor has any insurer applied any additional material restrictions to any existing insurance policy during the term of the policy or upon renewal.  The Company has timely filed all claims for which it is seeking payment or other coverage under any of its insurance policies.  The Company has not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.  The Company is not in default in any material respect under any insurance policy maintained by any of them.

3.14         Employee Benefit Plans and Employment Agreements.

(a)           Section 3.14(a) of the Schedule of Exceptions contains a list as of the date of this Agreement of each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other material employment Contracts, and employee benefit plans, programs, policies and arrangements (including all collective bargaining, stock purchase, stock option, compensation, deferred compensation, pension, retirement, severance, termination, separation, vacation, sickness, health insurance, welfare and bonus plans or Contracts) entered into, maintained or contributed to by the Company for the benefit of continuing employees or other service-providers (or former employees or service-providers) of the Company or with respect to which the Company has any obligation or Liability (collectively, the “Company Plans”).

(b)          The Company has provided or made available to Purchaser true and materially correct copies of each of the Company Plans (including all amendments thereto) and all Contracts relating thereto, or to the funding thereof, including all trust Contracts, insurance Contracts, administration Contracts, investment management Contracts, subscription and participation Contracts, and recordkeeping Contracts, each as in effect on the date hereof, to the extent such Company Plans are in written form (and, as to any Company Plan that is not in writing, a description of the material terms of such plan).  To the extent applicable, a true and correct copy of the most recent annual report, actuarial report, summary plan description, and Internal Revenue Service determination, opinion, notification or advisory letter (“Determination Letter”) with respect to each of the Company Plans has been supplied or made available to Purchaser by the Company.

(c)          With respect to each of the Company Plans that is an “employee pension benefit plan” (within the meaning of section 3(2) of ERISA):

(i)         no Company Plan (and no other plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate of the Company) is or ever in the past was a multiemployer plan (as defined in section 3(37) of ERISA), a plan subject to title IV of ERISA, or a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  As used herein, the term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code; and

(ii)        each such Company Plan which is intended to be tax qualified under section 401(a) of the Code (and each related trust which is intended to be tax qualified under section 501(a) of the Code), is so qualified and has obtained a currently effective favorable Determination Letter as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter; and no event has occurred, to the Seller’s knowledge, which would cause any such Company Plan to fail to so comply with such requirements.

(d)          There are no actions, suits or claims pending or, to the knowledge of Sellers, threatened involving any Company Plan or the assets thereof (other than routine claims for benefits), and no audits, inquiries or proceedings pending or, to the Seller’s knowledge, threatened by the IRS or other Governmental Authority with respect to any Company Plan.  Each Company Plan has been maintained and administered in all material respects in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Plan.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have in all material respects been timely made or accrued.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.  No Company Plan provides, or reflects or represents any Liability to provide, health or welfare benefits with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company (other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or analogous provision of applicable U.S. state or foreign Law).

(e)           There is no Contract or plan covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Plan, or (3) trigger any obligation to fund any Company Plan.

(f)           With respect to each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to, and not exempt from, Section 409A of the Code, (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder; (2) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No stock option covering securities of the Company is subject to any tax, penalty or interest under Section 409A of the Code.

(g)           No Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the Financial Statements, and (C) no material Liability or obligation of the Company exists with respect to such Foreign Benefit Plans.

3.15         Employees.  Section 3.15 of the Schedule of Exceptions contains a true and complete list of the names, titles, annual base compensation and target bonuses for the current year for each director, officer, manager and employee of the Company.  There is not currently, and during the past two years there has been no, labor strike, picketing, dispute, slow-down, work stoppage, union organization effort, grievance filing or proceeding, or other labor difficulty actually pending or, to the knowledge of Sellers,  threatened against or involving the Company.  The Company is not a party to any collective bargaining agreement; there are no labor unions or other organizations representing any employee of the Company; and to the knowledge of Sellers, no labor union or organization is engaged in any organizing activity with respect to any employee of the Company.  In the three years prior to the Closing Date, the Company has not effectuated a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law) or a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company.  Neither the Company nor any Seller has received written notice that any of the Company’s current key employees (including, without limitation, the Sellers) intends to terminate his employment with the Company. The Company has complied, and is presently in compliance in all material respects with all Laws relating to employment.

3.16         Taxes.

(a)           Except for current Taxes not due and payable through Closing, each of the Company has paid to, and where necessary collected or withheld and remitted to, the proper Governmental Authority, all Taxes that are due and payable.

(b)          The Company has filed all Tax Returns which are required to be filed and all such Tax Returns are complete and accurate in all material respects.  All unpaid Taxes of the Company for periods through the date of the Financial Statements are reflected on the balance sheets of the Company.  The Company does not have any Liability for Taxes accruing after the Financial Statements other than Taxes accrued in the ordinary course of business and which are not yet due.

(c)          There is no, and there has never been any, action, suit, investigation, audit, claim, collection or assessment pending or, to the knowledge of the Sellers, proposed or threatened, with respect to any Tax Return or Taxes of the Company.  No claim has ever been made by a Taxing authority in a jurisdiction where the Company is not paying Taxes or filing Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction.  There are no Liens for Taxes upon the any of the assets of the Company except Liens relating to current Taxes not yet due.

(d)          The Company is not (and has never been) a party to any Tax sharing agreement, Tax indemnity agreement or Tax allocation agreement, or has assumed the Tax Liability of any other Person under contract.

(e)           The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f)           The Company has never been a member of an affiliated group filing consolidated Tax Returns.  The Company does not have any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person.

(g)          There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(h)          There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject.

(i)            The Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(j)           The Company is in compliance with all terms and conditions of all Tax exemptions, or order of a foreign government and the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or orders.

(k)           The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its inception, and there is no basis for the revocation or other termination of the Company’s S corporation election for Tax purposes.  The Company will not be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local Law) in connection with the deemed sale of the assets of the Company caused by any elections under Section 338(h)(10) (or any similar provision of state or local Law), and the Company has not in the past 10 years acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(l)            No Seller holds equity in the Company that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Seller of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Seller with respect to which Purchaser or the Company would be required to deduct or withhold any Taxes.

3.17         No Defaults or Violations.

(a)           The Company is not in material breach of or default under any Material Contract, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or default under any Material Contract, and, to the knowledge of the Sellers, no other party to any Material Contract is in material breach of or default under any such Material Contract.

(b)           The Company is not, and during the past five (5) years the Company has not been, in violation of, in any material respect, and, to the knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a violation in any material respect by the Company of, or failure on the part of the Company to comply with in any material respect, any Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(c)           No notice from any Governmental Authority has been received within the past two years claiming any violation of any Law or requiring any work, construction (other than pursuant to sales contracts with Governmental Authorities), or expenditure, or asserting any Tax, assessment or penalty, with respect to the Company.

3.18         Environmental Matters.

(a)           To the knowledge of the Sellers, the Company is in compliance with all applicable Environmental Laws or Orders, which compliance includes the possession and maintenance of all material Environmental Permits that are necessary for the operation of the Business.

(b)           The Company is not a party or otherwise subject to any action, litigation, claim, suit, mediation, arbitration, inquiry, government or other investigation or proceeding of any nature nor, to Sellers’ knowledge, is any of the foregoing threatened, against the Company that relates to any Environmental Laws or Orders or any Hazardous Substance.

(c)           To the knowledge of Sellers, there are no material Environmental Liabilities of the Company.

(d)           To the knowledge of the Sellers, there is no contamination of, and there have been no releases or, to the knowledge of the Sellers, threatened releases of any Hazardous Substance at any Leased Real Property or any real property formerly owned, leased or operated by the Company (or any predecessor of the Company), in each case, that (i) would require notification to a Governmental Authority, investigation and/or remediation pursuant to any Environmental Laws or Orders or (ii) could give rise to material Liabilities pursuant to any Environmental Laws or Orders.

(e)           To the knowledge of the Sellers, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent continued compliance by the Company with Environmental Laws or Orders and the requirements of Environmental Permits or (ii) give rise to any material Liability or other obligation under any Environmental Laws or Orders.

(f)           The Company (or, to the knowledge of the Sellers, any predecessor of the Company) has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (i) in violation of any Environmental Laws or Orders, or (ii) in a manner that has given or could reasonably be expected to give rise to material Liabilities pursuant to any Environmental Laws or Orders.

(g)           There are no claims, notices (including notices that the Company (or, to the knowledge of the Sellers, any predecessor of the Company) or any Person whose Liability has been retained or assumed contractually by the Company is or may be a potentially responsible person or otherwise liable in connection with any site or other location containing Hazardous Substances or used for the storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Sellers, threatened that are based on or related to any environmental matters relating to the Business or the Company.

(h)           The Company has delivered or made available to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to environmental matters.

           3.19          Litigation.  There are no actions, litigation, claims, suits, mediations, arbitrations, inquiries, government or other investigations or proceedings of any nature pending or, to the Sellers’ knowledge, threatened, involving the Company, its properties or the Business or, with respect to the operation of the Business, any of its officers, directors, employees, consultants, advisors or shareholders, before any Governmental Authority, or that have been settled, dismissed or resolved since January 1, 2010.  The Company is not subject to any Order arising from any litigation.

3.20         Related Parties.

(a)           Neither Seller has any direct or indirect interest in any other Person which conducts a business similar to the Business, or in any customer or supplier of the Company.

(b)           To the knowledge of the Sellers, no officer, director, employee, consultant, shareholder of the Company or any Affiliate of any of the foregoing (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, (b) except for the ownership of less than 2% of the outstanding common stock of a publicly-held corporation, owns of record or as a beneficial owner, an equity interest or any other financial or a profit interest in a Person that has had business dealings or a material financial interest in any transaction with the Company or (c) is a party to any Contract (except for employment and similar agreements), including with respect to compensation or remuneration to be paid to such officer, director, shareholder or Affiliate in connection with this Agreement or the transactions contemplated hereby.

3.21         Receivables.  All Receivables represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  The Company has not received written notice from any obligor of any Receivable that such obligor is refusing to pay or contesting payment of amounts in excess of $5,000 in any individual case, or $20,000 in the aggregate, which has not been resolved prior to the date hereof, other than returns in the ordinary course of business under and in accordance with any Contract with any obligor of any Receivable.

3.22         Brokers. None of the Company or any of the Company’s directors, officers, employees, consultants, advisors or agents, nor any Seller, has employed or incurred any Liability to any broker, finder or agent with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby.

3.23         Accuracy of Information.  None of the representations or warranties of the Company or the Sellers herein (including the Schedule of Exceptions), any statements of the Company or any of the Sellers in any certificate or other document provided to Purchaser in connection with the Closing or any other information supplied by or on behalf of the Company or the Sellers (a) to any Person for inclusion in any document or application filed with any Governmental Authority having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to Purchaser, its agents or representatives in connection with this Agreement and the transactions contemplated hereby or the negotiations leading up to this Agreement, did contain, at the respective times such information was delivered, or will contain, if delivered after the date hereof, any untrue statement of a material fact, or, to the knowledge of the Sellers, omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24         Disclaimer of Additional Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Purchaser as follows:

4.1           Authorization; Investment Intent; Ownership of Shares.

(a)           Such Seller has full power, authority and capacity to enter into this Agreement and the Transaction Documents to which such Seller is a party, and to consummate the transactions contemplated hereby and thereby.  This Agreement and each Transaction Document to which such Seller is a party constitutes, or upon execution and delivery will constitute, a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise.  The Shares held by such Seller do not constitute community property under applicable Laws.

(b)           Such Seller is the sole record and beneficial owner of the Shares set forth opposite such Seller’s name in Section 3.2(b) of the Schedule of Exceptions, all of which Shares are owned free and clear of all Liens, and neither such Shares nor any interest therein have been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating such Seller to sell or transfer to any third person any or all of the Shares owned by such Seller, or any interest therein.  Following the Closing, Purchaser shall own one-hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.  This Agreement, together with any stock powers or assignments delivered at the Closing by the Sellers to Purchaser, are sufficient to transfer to Purchaser the entire right, title and interest, legal and beneficial, in the Shares, free and clear of all Liens.

4.2           Consents and Approvals.  Except as set forth on Schedule 4.2, no consent, license, authorization or approval of, filing or registration, declaration or filing with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by such Seller of this Agreement or any Transaction Document to which such Seller is a party or the validity and enforceability of this Agreement or any Transaction Document to which such Seller is a party with respect to such Seller, or the consummation of the transactions contemplated by this Agreement or any such Transaction Document by such Seller.  The execution, delivery and performance of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby and compliance with the terms of this Agreement and the Transaction Documents by such Seller does not and will not (i) violate or conflict with, result in a material breach or termination of, result in any loss or forfeiture of rights or benefits under, constitute a default under, or permit cancellation of, or require any notice or consent under any Contract to which the Company is a party or any of its properties are bound or affected or any Law applicable to the Company or by which any of its properties are bound of affected, or (ii) result in the creation of, or require the creation of any Lien upon any of the Shares.

4.3           Securities Laws. Jadevaia (and any other Seller electing to receive shares pursuant to Section 2.3(d) (Jadevaia and such Sellers, if any, collectively, the “Equity Recipients”)   is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Act.  Such Equity Recipient is acquiring shares of Purchaser Common Stock pursuant to this Agreement not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Equity Recipient has no present intention of selling, granting any participation or otherwise distributing the same.  Such Equity Recipient understands that the shares of Purchaser Common Stock to be issued to him pursuant hereto are “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration only in certain limited circumstances. “Equity Recipient” as used in this Section 4.3 shall include any transferee or assignee of shares of Purchaser Common Stock issued pursuant to this Agreement.

4.4           Disclaimer of Additional Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, NETHER THE SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. THIS SECTION 4.4 DOES NOT LIMIT THE SELLERS’ INDEMNIFICATION OBLIGATIONS IN ARTICLE XI HEREOF.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and each Seller as follows:

5.1           Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being owned, leased, operated and conducted.  The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business conducted by it requires such licensing or qualification, except where the failure to be so qualified would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole.

5.2           Due Authorization.  Purchaser has full power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved by all necessary corporate action and no further corporate action is necessary.  Purchaser has duly and validly executed and delivered this Agreement.  This Agreement and the Transaction Documents constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (b) equitable limitations on the availability of specific remedies.

5.3           Consents and Approvals.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby, except as have been obtained or will be obtained prior to the Closing.  The execution, delivery and performance by Purchaser of this Agreement do not (i) violate or conflict with, result in a breach or termination of, constitute a default under, or permit cancellation of any material Contract to which Purchaser is a party or to which any of its assets is subject, (ii) violate or conflict with any provision of Purchaser’s certificate of incorporation or bylaws, (iii) result in any breach or termination of, or constitute a default under, or constitute an event which notice or lapse of time, or both, would become a default under, or result in the creation of any Lien upon any asset of Purchaser under, or create any rights of termination, cancellation or acceleration in any Person or entity under any material Contract or violate any Order, to which Purchaser is a party or by which Purchaser or its assets, business or operations receive benefits, or result in the loss or adverse modification of any material license, franchise, Permit or other authorization granted to or otherwise held by Purchaser that is material or otherwise held by Purchaser that is material to the business or financial condition of Purchaser, in any such case as would have a material adverse effect on Purchaser and its subsidiaries taken as a whole or as would be reasonably likely to prevent Purchaser from completing the purchase of the Shares hereunder.

5.4           Legal Proceedings.  There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the knowledge of Purchaser, threatened against Purchaser, or any subsidiary of Purchaser, or against any property, asset, or rights or interest of Purchaser, in each case that would be reasonably likely to prevent Purchaser from completing the purchase of the Shares hereunder.

5.5           Brokers. None of Purchaser or any of Purchaser’s directors, officers, employees, consultants, advisors or agents has employed or incurred any Liability to any broker, finder or agent with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1           Preservation of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees and the Sellers agree to use their reasonable efforts to cause the Company (in each case except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser) to carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Closing Date.  Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not cause or permit any of the following without the prior written consent of Purchaser:

(a)           Charter Documents.  Cause or permit any amendments to the Company Charter Documents;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company;

(c)           Material Contracts; Other Activities.  Enter into any commitment or agreement not in the ordinary course of business or any material Contract (including any Contract that would have been a Material Contract if in existence on the date hereof), or violate, amend or otherwise modify or waive any of the terms of any of its material Contracts (including Material Contracts) or otherwise engage in any activities or transactions that are outside the ordinary course of its business and consistent with past practice;

(d)          Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into or exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible, exercisable or exchangeable securities, including the grant of options pursuant to a stock option plan;

(e)           Intellectual Property.  Transfer to any person or entity any rights to the Company’s Intellectual Property, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practices;

(f)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(g)          Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;

(h)          Indebtedness.  Incur any Debt in excess of $100,000 or guarantee any Debt or issue or sell any debt securities in excess of $100,000 or guarantee any debt securities of others;

(i)            Leases.  Enter into any lease with aggregate payment obligations in excess of $10,000;

(j)            Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $5,000 in any one case or $25,000 in the aggregate, any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Balance Sheet;

(k)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(l)            Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(m)          Termination or Waiver.  Terminate or waive any right of substantial value;

(n)           Employee Benefit Plans; New Hires; Pay Increases.  Adopt or amend any employee benefit or stock purchase or option plan, enter into any employment Contract, or hire any new officer-level employee, pay any special bonus or special remuneration to any employee or director (except payments made pursuant to written agreements outstanding on the date hereof and that have been delivered to Purchaser prior to the date hereof), or increase the salaries or wage rates of any employee;

(o)           Severance Arrangements.  Grant any severance or termination pay to any director, officer or other employee;

(p)           Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Purchaser prior to the filing of such a suit or (iii) for breach of this Agreement;

(q)          Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division or business thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

(r)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(s)           Notices.  Fail to give all material notices and other information required to be given, if any, to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable Law in connection with the transactions provided for in this Agreement;

(t)            Revaluation.  Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or Receivables other than in the ordinary course of business;

(u)           Obligations.  Fail to pay or otherwise satisfy its material monetary obligations as they become due, except such as are being contested in good faith; or

(v)           Other.  Take or agree in writing or otherwise to take, any of the actions described in (a)-(u) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from performing or cause it not to perform its covenants hereunder or result in the failure of any closing condition hereunder.

6.2           Supplemental Information.  None of the Sellers or the Company shall take any action or fail to take any action which, from the date hereof through the Closing, would cause or constitute a breach of any of the representations, warranties, agreements or covenants of the Sellers or the Company set forth in this Agreement or cause such representations, warranties, agreements or covenants to be inaccurate at the Closing.  From time to time prior to the Closing, each Party shall promptly (and in any event within 24 hours) disclose in writing to the other Parties any matter (i) occurring after the date hereof, or (ii) which such Party becomes aware of after the date hereof, which, if existing and known on the date hereof, would have been required to be disclosed on the Schedule of Exceptions or which would render inaccurate any of the representations and warranties set forth in Article III, Article IV or Article V hereof (each such disclosure referred to herein as a “Supplement”).  However, no Supplement provided pursuant to clause (ii) of this Section 6.2 shall be deemed to cure any prior existing breach of any representation, warranty or covenant in this Agreement nor shall such Supplement be deemed to amend the Schedule of Exceptions with respect to any prior breach without the written consent of Purchaser; provided, however that Sellers shall be permitted to provide a Supplement pursuant to clause (ii) of this Section 6.2 at any time up to two weeks following the date of this Agreement which will be deemed to amend the Schedule of Exceptions with respect to updates or additions which are approved by prior written consent of Purchaser.  A Supplement provided pursuant to clause (i) of this Section 6.2 shall be deemed to amend the Schedule of Exceptions.

6.3           Investigation.  No information or knowledge obtained in any investigation by Purchaser pursuant to this Agreement or otherwise, whether conducted prior to or after the date hereof, shall affect or be deemed to modify any representation or warranty of the Company or any Seller contained herein or the right of Purchaser to rely thereon, Purchaser’s rights under Article XI, or the conditions to the obligations of the Parties at the Closing.

6.4           Confidentiality; Noncompetition; Non-solicitation.

(a)           From and after the Closing, no Seller shall use for such Seller’s own benefit or the benefit of any Person other than Purchaser and its subsidiaries (including the Company) or divulge or convey to any Person (other than Purchaser and its subsidiaries (including the Company), any Business Confidential Information.

(b)           Each Seller agrees and acknowledges that (i) such Seller holds certain competitive advantages in the marketplace which are valuable to Purchaser, (ii) the Business is geographically diverse in scope, in that the Company has served clients located in various areas of the United States, (iii) the provisions of this Section 6.4 are reasonable in scope and duration and are reasonably designed to protect the goodwill and value of the Company and (iv) each Seller’s agreement to this Section 6.4 is a condition to Purchaser entering into this Agreement and agreeing to purchase the Shares for the consideration set forth herein.

(c)           For a period of thirty-six (36) months after the Closing, other than as an employee of Purchaser or any subsidiary of Purchaser (including the Company), no Seller shall use Business Confidential Information or otherwise, directly or indirectly, on such Seller’s own behalf or on behalf or for the benefit of any other Person, (i) solicit the trade or business of, or trade with or perform services for, any Person who is listed on Schedule 6.4(c) (which schedule, to the Seller’s knowledge, contains at a minimum all current clients or customers of the Company and clients or customers of the Company at any time in the last three years), for purposes of selling any product or performing any service that the Company currently sells or provides or (ii) solicit or induce any person who is then an employee of Purchaser or any subsidiary of Purchaser (including the Company) to leave the employ of such entity for any reason whatsoever.

6.5           Market Stand-off.  Each Equity Recipient hereby agrees that, during the period of duration specified by Purchaser and an underwriter of shares of common stock or other securities of Purchaser, following the effective date of the registration statement for the IPO, he shall not, to the extent requested by Purchaser and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), pledge, grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of Purchaser (including any shares of Purchaser Common Stock issued to such Equity Recipient pursuant to this Agreement) held by such Equity Recipient; provided, however, that:

(1)           all officers, directors and one percent (1%) and greater shareholders of Purchaser enter into similar agreements; and

(2)           such market stand-off time period shall not exceed 180 days (or such longer period as is required by such underwriter to allow its research analysts to issue or publish research reports under applicable rules of FINRA or similar rules or regulations, such additional period not to exceed thirty-six (36) days).

Each Equity Recipient further agrees that he will, at the request of Purchaser or an underwriter of Purchaser’s securities, in connection with the IPO enter into the underwriter’s standard form of lock-up agreement provided that the lock-up agreement expires no later than the date described in clause (2) above.  In order to enforce the foregoing covenants, Purchaser may impose stop transfer instructions with respect to the securities of such Equity Recipient (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.6           Public Announcement.  Except for public announcements or press releases that are required by SEC disclosure laws concerning the proposed purchase and sale transactions herein contemplated, no public announcement or press release announcing such transactions will be made without the joint written consent of Purchaser and the Sellers.  Purchaser and the Sellers shall cooperate on the form, content, timing and manner of any such announcement.

6.7           RESERVED.

6.8           Access.  The Company and the Sellers will permit representatives of Purchaser from and after the date hereof up and through Closing to have full access at all reasonable times to the books, accounts, records, properties, operations, facilities, clients, customers, creditors, suppliers and personnel pertaining to the Company or the Business, and will furnish Purchaser with such financial and operating data concerning the Company or the Business as Purchaser shall from time to time reasonably request.

6.9           Transition and Cooperation.  From and after the Closing, (a) the Sellers shall provide reasonable cooperation to transition to Purchaser the control and enjoyment of the Business and the Company; and (b) the Sellers shall promptly deliver to Purchaser all correspondence, papers, documents and other items and materials received by either Seller or found to be in the possession of either Seller which pertain to the Company or the Business.

6.10         Termination of 401(k) Plan.  If so requested by Purchaser, the Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate any 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the Closing (but such termination may be contingent upon the Closing).  Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of any 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination.  For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k).  The Company shall provide Purchaser with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.  In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Purchaser prior to the Closing Date.

6.11         Tax Cooperation.  After the Closing, the Sellers shall cooperate fully with Purchaser and the Company in the preparation of all Tax Returns and shall provide to Purchaser and the Company any records and other information reasonably requested by such Persons in connection therewith.  The Sellers shall cooperate fully with Purchaser and the Company in connection with any Tax investigation, audit or other proceeding.  After the Closing, Purchaser and the Company shall cooperate with each Seller in the preparation of any Tax Return of a respective Seller and shall provide to such Seller any records and other information reasonably requested by such Seller in connection therewith.  The Purchaser and the Company shall cooperate fully with each Seller in connection with any Tax investigation, audit or other proceeding.

6.12         Section 338(h)(10) Election.

(a)           At the election of Purchaser, the Sellers and Purchaser shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  The Sellers and Purchaser shall cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by the Sellers.  Without limiting the foregoing, Purchaser and the Sellers shall each execute a Form 8023 with respect to the Company at the Closing, which forms shall be timely filed by Purchaser.  Sellers shall be responsible for all Taxes imposed on the Company or any Seller as a result of making the Section 338(h)(10) Elections.

(b)           If Purchaser elects to make the Section 338(h)(10) Elections, then within ninety (90) days after the Closing Date, Purchaser and the Sellers shall mutually agree to the allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation Section 1.338-4) among the assets of the Company in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7.  The allocation shall be in accordance with the fair market value of the acquired assets as provided in Section 1060 of the Code and as mutually agreed to by Purchaser and the Sellers.  The agreed to allocation shall be binding on the parties, and all Tax Returns filed by Purchaser and Sellers shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation.

(c)           The Company and the Sellers will not revoke the Company’s election to be treated as an S corporation.  The Company and the Sellers will not take or allow any action, other than the issuance of Purchaser Common Stock pursuant to this Agreement, that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(d)           If the Purchaser elects to make the Section 338(h)(10) Elections, the Purchaser shall pay to each Seller the excess (such excess the “Additional 338 Taxes”) of (i) any Tax liability of such Seller incurred from the transactions contemplated hereunder resulting from the Section 338(h)(10) Elections, over (ii) the Tax which would have been incurred by such Seller from the transactions contemplated hereunder if the Section 338(h)(10) Elections had not been made.

6.13         Gross-Up for Additional for Tax Liability.  If the Closing Date occurs any time after calendar year 2012, Parent shall pay to each Seller an additional amount (the “Gross-Up Payment”) equal to the amount necessary such that after payment by such Seller of all Additional Post-2012 Taxes and the Additional 338 Taxes (if any) on the Purchase Price and the Gross-Up Payment, each Seller would retain an amount of such Purchase Price and the Gross-Up Payment equal to the amount of such Purchase Price that such Seller would have retained if such Purchase Price had been paid and taxable to such Seller during calendar year 2012 at the federal, state and local income and gains tax rates applicable to such Seller during 2012, had no Section 338(h)(10) Elections  been made (if any were made) and had there had been no Gross-Up Payment.  For purposes of this Section 6.13, “Additional Post-2012 Taxes” with respect to each Seller shall mean the excess of (i) all federal, state and local income and gains tax that are payable by such Seller with respect to the year of the Closing on the Purchase Price and the Gross-Up Payment, over (ii) all federal, state and local income and gains tax that would have been payable by such Seller if Closing occurred during calendar year 2012, if no Section 338(h)(10) Elections  had been made (if any were made) and if no Gross-Up Payment had been made.  Each Seller shall provide a detailed calculation (with supporting documentation) of any Additional Post-2012 Taxes to Parent by the later of thirty (30) days following the Closing and April 15, 2013.  Such calculation shall be promptly reviewed and reasonably approved by Parent, and each Seller’s Gross-Up Payment shall then be promptly paid to such Seller.  The Gross-Up Payment shall be treated as additional purchase price consideration for federal, state and local income and gains tax purposes.

ARTICLE VII

POST CLOSING OPERATIONS

7.1          Purchaser Obligations.  Purchaser and the Sellers recognize that decisions made in the management of the Business by Purchaser after the Closing may affect the Earnout Payment.  Each Seller acknowledges and agrees that after the Closing, Purchaser will manage the Business with a view to maximizing the long-term value of Purchaser taken as a whole with its subsidiaries as determined by Purchaser and not to maximize the Earnout Payment during the Earnout Period.  Neither Purchaser nor any of its officers, employees, directors or shareholders or other Affiliates will owe any duty to any Seller or any Affiliate of any Seller to manage Purchaser (including its subsidiaries), the Company or the Business in such a way as to maximize the Earnout Payment.  Notwithstanding the foregoing, during the Earnout Period, (a) Purchaser shall manage the ongoing business in good faith and shall not intentionally take any action or fail to take any action primarily for the purpose of reducing or eliminating the Earnout Payment, (b) the Company shall operate the Business independently from Purchaser’s other businesses and subsidiaries and (c) subject to the principles in the other sentences of this Section 7.1 and Purchaser’s right to manage the Company and the Business accordingly, Purchaser shall use its good faith efforts to manage the Company and the Business substantially in the same manner as they were managed prior to the Closing (and, to the extent any Seller is then an officer of the Company, permit such Seller(s) to do the same.  Without limiting the generality of the foregoing provisions of this Section 7.1, the parties agree that Purchaser’s consideration of and decisions made in light of normal business consideration factors, such as profit margins, costs of marketing and sales activities, commercial feasibility, market and technology developments, market acceptance, business opportunities, company resources, competition and competitive advantages and disadvantages, and economic conditions, shall constitute management of the Business by Purchaser in good faith.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Article II of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing, unless waived in writing by Purchaser in its sole discretion:

8.1           Warranties True.  The representations and warranties of the Company and the Sellers contained herein shall have been true and correct in all respects on and as of the date of this Agreement; and, the representations and warranties of the Company and the Sellers contained herein shall be true and correct in all material respects on and as of the Closing (except in the case of any representation or warranty which itself is qualified by materiality or Material Adverse Effect or Material Adverse Change, which representation and warranty must be true and correct in all respects).

8.2           Compliance with Covenants.  The Company and Sellers shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements contained in this Agreement to be performed by them on or prior to the Closing Date.

8.3           Consents; Approvals.  Purchaser shall have received written evidence to the satisfaction of Purchaser that all consents and approvals of any Governmental Authorities or any other Persons required, if any, for the Sellers’ consummation of the transactions contemplated hereby and the ownership of the Company and operation of the Business by Purchaser resulting therefrom have been obtained by the Sellers and/or the Company.

8.4           No Action.  No Order of any court or Governmental Authority shall have been entered that enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.  No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement.  No governmental investigation shall be pending or threatened that might result in any such Order, suit, action or proceeding.

8.5           Closing Deliveries.  Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, such agreements, documents, instruments and certificates as shall be reasonably requested by Purchaser to consummate the transactions contemplated hereby to and convey to Purchaser all of the Shares as contemplated herein, including the following duly executed instruments:

(a)           all consents listed in Section 3.3 of the Schedule of Exceptions;

(b)           a good standing certificate for the Company, dated within five (5) days of the Closing Date, from the State of New Jersey and each other State where the Company is or is required to be qualified to do business;

(c)           stock certificates relating to the Shares duly endorsed for transfer to Purchaser or accompanying duly executed and delivered stock powers effecting the same;

(d)           a certificate of the Company’s Secretary’s certifying as to resolutions adopted by the Company’s Board of Directors approving the transactions described herein; and

(e)           a Release duly executed and delivered by each Seller;

(f)           the Escrow Agreement duly executed and delivered by each Seller; and

(g)           the Transition Services Agreement duly executed and delivered by the Company, Integration Partners Corporation and each Seller.

8.6           Participation in the Closing.  Each Seller shall have proceeded with the Closing such that at the Closing, Purchaser shall own all of the outstanding shares of capital stock of the Company.

8.7           No Bankruptcy; Material Adverse Effect.  The Company shall not have entered, or have entered against it, an Order of relief under the Bankruptcy Code, and there shall not have occurred any Material Adverse Effect or Material Adverse Change.

8.8           Resignation.  Each director of the Company shall have resigned as a director effective immediately prior to the Closing.

8.9           Minimum Closing Cash.  The Closing Cash shall be at least $500,000.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers under Article II of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing, unless waived by the Sellers:

9.1           Warranties True.  The representations and warranties of Purchaser contained herein shall have been true and correct in all respects on and as of the date of this Agreement; and, the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing (except in the case of any representation or warranty which itself is qualified by materiality or material adverse effect or material adverse change, which representation and warranty must be true and correct in all respects).

9.2           Compliance with Covenants.  Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed by it on or prior to the Closing Date.

9.3           No Action.  No Order of any court or Governmental Authority shall have been entered that enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated by this Agreement.  No governmental action shall be pending or threatened that seeks to enjoin, restrain, prohibit or obtain damages with respect to this Agreement or the complete consummation of the transactions contemplated by this Agreement.  No governmental investigation shall be pending or threatened that might result in any such Order, suit, action or proceeding.

9.4           Closing Deliveries.  The Sellers shall have received the following duly executed instruments:

(a)           a good standing certificate for Purchaser, dated within five (5) days of the Closing Date, from the State of Delaware and each other State where Purchaser is or is required to be qualified to do business;

(b)           a certificate of Purchaser’s Secretary certifying as to resolutions adopted by the Board of Directors of Purchaser approving the transactions described herein;

(c)           the Escrow Agreement duly executed and delivered by Purchaser; and

(d)           the Transition Services Agreement duly executed and delivered by Purchaser.

9.5           No Bankruptcy.  Purchaser shall not have entered, or have entered against it, an Order of relief under the Bankruptcy Code.

9.6           Purchaser Common Stock Issuances.  Purchaser shall have issued to each of Graf and Nahabedian an aggregate number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (A) $100,000, by (B) the Common Stock Price (rounded to the nearest whole share of Purchaser Common Stock).

ARTICLE X

TERMINATION

10.1         Termination.  This Agreement may be terminated at any time on or prior to the Closing:

(a)           By the written consent of the each Seller and Purchaser;

(b)           By Purchaser by written notice to the Sellers if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement as set forth in Article VIII and that, if capable of cure, has not been cured within ten (10) Business Days of receipt by the Sellers of notice thereof from Purchaser;

(c)           By the Sellers by written notice to Purchaser if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligation of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Article IX and that, if capable of cure, has not been cured within ten (10) Business Days of receipt by Purchaser of notice thereof from the Sellers;

(d)           By Purchaser by written notice to the Sellers if there has been a material misrepresentation or other material breach by any Seller or the Company of the representations, warranties or covenants of the Sellers or the Company set forth herein that, if capable of cure, has not been cured within ten (10) Business Days of receipt by the Sellers of notice thereof from Purchaser; or by the Sellers if there has been a material misrepresentation or other material breach by Purchaser of the representations, warranties and covenants of Purchaser set forth herein that, if capable of cure, has not been cured within ten (10) Business Days of receipt by Purchaser of notice thereof from the Sellers;

(e)           By written notice of the Sellers or Purchaser, to the other Parties, if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order, ruling or other action shall have become final and nonappealable; or

(f)           By written notice of Purchaser, on the one hand, or the Sellers, on the other hand, to the other Parties hereto, if the Closing has not occurred on or before December 31, 2013 (the “Termination Date”).  Any extension of the Closing Date shall require the mutual written consent of the Sellers and Purchaser.

10.2         Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of any Party hereto or their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from a breach by a party hereto of any of its representations, warranties or covenants contained herein; provided that, the provisions of this Article X and Article XII shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1         Survival.  The representations and warranties of the Company and the Sellers in this Agreement shall survive the Closing until the end of the Earnout Period, provided, however, that (a) such time limitation shall not apply to the representations and warranties set forth in Sections 3.2, 4.1 and 4.3 (the “Fundamental Representations”) (such representations and warranties to survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations) and (b) the representations and warranties of Graf and Nahabedian (other than the Fundamental Representations) shall survive the Closing until the Escrow Termination Date.  After the end of the relevant survival period specified above, the applicable Sellers’ obligations under this Article XI with respect to such representations and warranties shall expire, terminate and shall be of no further force and effect unless a claim for indemnification is made hereunder prior to the expiration of the relevant survival period in which case such claim shall continue in effect until final resolution of such claim.  Notwithstanding anything in this Agreement to the contrary, the covenants and agreements of the Sellers and the Company (but not representations and warranties) under this Agreement are not affected by the survival periods specified above.

11.2         Indemnification.  Subject to the limitations and conditions for indemnification contained in Sections 11.3 and 11.7, the Sellers (each, an “Indemnitor”), shall (i) prior to the Escrow Termination Date (and any period thereafter with respect to claims made prior to the Escrow Termination Date) severally (based on their Pro Rata Share) and not jointly, and (ii) following the Escrow Termination Date, Jadevaia individually, indemnify, defend and hold harmless Purchaser and its Affiliates, and each of their officers, directors, employees and agents, and their heirs and successors (each, an “Indemnitee”), against any Losses, relating to or arising out of:

(a)           any breach of any representation or warranty made by the Company or any Seller in this Agreement in Article III;

(b)           any breach of any representation or warranty made by any Seller in Article IV;

(c)           any breach of any covenant of the Company or any Seller in this Agreement;

(d)           any unpaid Adjustment Payment due from the Sellers to Purchaser; and

(e)           any Pre-Closing Taxes.

11.3         Limitations.  Notwithstanding anything to the contrary in this Agreement:

(a)           no claim may be made by any Indemnitee(s) for indemnification pursuant to Section 11.2(a) unless and until the aggregate amount of Losses for which the Indemnitee(s) seeks to be indemnified pursuant to Section 11.2(a) exceeds $50,000 (the “Threshold Amount”), at which time the Indemnitee(s) shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount);

(b)          the maximum aggregate indemnification obligation of each Seller for money damages pursuant to Section 11.2(a), other than with respect to a claim for indemnification arising from any breach or inaccuracy of any Fundamental Representations, shall be limited to (i) in the case of Graf and Nahabedian, such Seller’s Pro Rata Share of the Escrow Amount, and in the case of Jadevaia, such Seller’s Pro Rata Share of the Escrow Amount plus the Earnout Payment (if any);

(c)           the maximum aggregate indemnification obligation of each Seller for money damages pursuant to Section 11.2(a) with respect to a claim for indemnification arising from any breach or inaccuracy of any Fundamental Representations or pursuant to Sections 11.2(b)-(e) shall be limited in the aggregate to the consideration actually received by such Seller pursuant to this Agreement;

(d)           no Seller shall be liable or have any indemnification obligation for the breach of any representations or warranty made by any other Seller in Article IV of this Agreement, the breach of any covenant of any other Seller in this Agreement or for the actions or inaction of any other Seller in connection with this Agreement; and

(e)           no Indemnitor shall have any right to indemnification pursuant to Section 11.2(e) with respect to any Losses to the extent (and only to the extent) such Losses are duplicative of Losses that were included in the Net Working Capital calculation and have previously been recovered by Purchaser through an adjustment to the Initial Closing Price at Closing.

11.4         Procedures for Making Claims.  If and when an Indemnitee desires to assert a claim for Losses against any Indemnitor, the Indemnitee shall deliver to the Indemnitor (with a copy to the Escrow Agent) a certificate signed by such Indemnitee (if the Indemnitee is an entity, the certificate shall be signed by its chief executive officer) (a “Notice of Claim”), which Notice of claim shall: (i) state that the Indemnitee has paid or accrued (or intends or expects to pay or accrue) Losses to which it is entitled to indemnification pursuant to this Article XI and the amount thereof (to the extent then known); and (ii) specifying to the extent possible (A) the individual items of Losses in the certificate, (B) the date each such item was or is expected to be paid or accrued, to the extent known, and (C) the basis upon which Losses are claimed (including the specific clause of this Agreement pursuant to which such indemnification is being sought.  Such Notice of Claim shall be delivered prior to the expiration of any applicable survival period as set forth in Section 11.1.  If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall deliver written notice of objection (the “Notice of Objection”) to the Indemnitee (with a copy to the Escrow Agent) within fifteen (15) Business Days after receipt of the Notice of Claim.  The Notice of Objection shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim.  The Losses set forth in the Notice of Claim shall be payable to the Indemnitee within twenty (20) Business Days of the expiration of such fifteen (15) Business Day period without the necessity of further action to the extent the Indemnitor has not delivered a Notice of Objection.  If the Indemnitor shall timely deliver a Notice of Objection, the Indemnitor and the Indemnitee shall attempt in good faith to agree upon the rights of such Persons with respect to the claim in the Notice of Claim.  If an agreement on the amount of Losses is reached, a memorandum setting forth such agreement shall be prepared and signed by the Indemnitor and Indemnitee and a written notice shall be delivered to the Escrow Agent directing the delivery of the applicable portion of the Escrow Amount to the Indemnitee based upon such resolution. If the parties are unable to reach an agreement within fifteen (15) Business Days, either the Indemnitor or the Indemnitee may demand arbitration of the matter (such arbitration to be conducted by JAMS in New York City) (unless the matter is at issue in a pending third party claim, in which case arbitration shall not be commenced until such amount is ascertained or both persons agree to arbitration), and the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnitor and the Indemnitee.  In the event that within ten (10) days after submission of any dispute to arbitration, the Indemnitor and the Indemnitee cannot mutually agree on one arbitrator, the Indemnitor and the Indemnitee shall each select one arbitrator and the two arbitrators so selected shall select a third arbitrator.  The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery.  The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim for indemnification for Losses (a “Resolved Amount”) shall be binding and conclusive upon the Indemnitor and the Indemnitee.  Such decision shall be delivered in writing and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). The Escrow Agent shall be entitled to act in accordance with any such judgment and make delivery of any portion of the Escrow Amount in accordance therewith. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

11.5        Defense Procedure for Third Party Claims.  If any claim, demand or Liability that could constitute indemnifiable Losses hereunder is asserted by any third party against any Indemnitee, the Indemnitee shall promptly provide the Escrow Agent and the Indemnitor with a Notice of Claim with respect to such third-party claim. The Indemnitor shall, upon the written request of the Indemnitee, have the right to defend any actions or proceedings brought against the Indemnitee in respect of matters embraced by the indemnity provided under this Article XI, but the Indemnitee shall have the right to conduct and control the defense, compromise or settlement of any such claim, demand or Liability if the Indemnitee chooses to do so, on behalf of and for the account and risk of the Indemnitor who shall be bound by the result so obtained to the extent provided herein; provided, that if the Indemnitor is not allowed to control the defense, they may provide advice or participate in the defense of any third party claim through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the Indemnitor.  If, after a request to defend any action or proceeding, the Indemnitor neglects to defend the Indemnitee, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnitor, provided, however, that, if the Indemnitor did not receive reasonable notice of the action or proceeding against the Indemnitee, or is not allowed to control the defense, judgment against the Indemnitee is only presumptive evidence against the Indemnitor that any resulting Losses constitute an indemnifiable claim under this Article XI.  The Parties shall cooperate in the defense of all third party claims that may give rise to indemnifiable claims hereunder.  In connection with the defense of any claim, each Party shall make available to the Party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.  Except with the consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), no settlement of any such claim with any third party claimant shall be determinative of the amount of Losses relating to such matter, but shall only be presumptive evidence of the amount of Losses constituting such indemnifiable claim.  In the event that the Indemnitor has consented to any such settlement, the Indemnitor shall have no power or authority to object under any provision of this Article XI to the existence and amount of any claim by the Indemnitee with respect to such settlement.  Indemnification payments with respect to third party claims shall be paid by the Indemnitor upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnitee; or (iii) a settlement of such claim, in each case subject to the dispute resolution provisions of Section 11.4.

11.6        Right of Setoff.  If there is determined to be any indemnifiable Losses (whether by agreement, failure to object or decision of arbitrator(s)) (“Determined Losses”) payable to an Indemnitee or if there is otherwise determined to be any amount owing to any such Indemnitee as a result of indemnification under this Agreement, Purchaser shall be entitled to retain as an offset, without any further action by any Indemnitor, a portion (up to all) of any Earnout Payment equal to such Determined Losses and in satisfaction thereof to the extent of such offset, and such offset shall be deemed to occur automatically such as to reduce, as applicable, the applicable payments otherwise payable by Purchaser.  In addition, if a Indemnitee has made a claim for Losses that has not yet been resolved (including in connection with a third party claim), Purchaser shall be entitled to hold back from any payments that would otherwise be due as part of the Earnout Payment the full amount of such claim until resolution and determination thereof.

11.7         Exclusive Remedy; Release of Escrow Amount.

(a)           In the event the Closing occurs, subject to Section 12.11, the sole and exclusive remedy of Purchaser or any other Indemnitee for Losses for any breach or inaccuracy of any representation or warranty or for any breach of any covenant or obligation by the Company or any of the Sellers shall be indemnification pursuant to this Article XI; provided, however, this exclusive remedy does not preclude (i) a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the Transaction Agreements or (ii) a party from pursuing remedies under applicable Law for fraud or intentional misrepresentation, provided that the maximum indemnification obligation of any Seller for fraud of another party shall be limited to the total consideration received by such Seller pursuant to this Agreement.

(b)           The period during which claims for indemnification from the Escrow Fund may be initiated (the “Escrow Claims Period”) shall commence at the Closing and terminate on the nine month anniversary of the Closing Date (the “Escrow Termination Date”).  On the Escrow Termination Date, the Escrow Fund shall terminate with respect to all amounts in the Escrow Fund at such time and shall be distributed as set forth herein and in the Escrow Agreement; provided, however, that the portion of the Escrow Amount, which, subject to the provisions of this Article XI and the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Notice of Claim delivered to the Indemnitors and the Escrow Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved.  As such claims are resolved after the Escrow Termination Date, the Escrow Agent shall deliver to the Sellers any portion of the Escrow Amount remaining in the Escrow Fund not required to satisfy such resolved claims or any remaining unresolved claims.  Deliveries of any such portion of the Escrow Fund to the Sellers pursuant to this Section 11.7 and the Escrow Agreement shall be based on their respective Pro Rata Share of the Escrow Amount.  The Escrow Fund serves as partial security for the indemnification obligations of the Indemnitors hereunder.  Until the Escrow Fund is fully released (whether to the Sellers or to Indemnitees) and/or become subject to potential payment to any Indemnitee(s) as a result of unresolved claims, the Escrow Fund shall be the first source of recovery by any Indemnitee with respect to indemnification claims hereunder (and the only source of recovery with respect to claims under Section 11.2(a) that do not involve a breach of the Fundamental Representations), and no Indemnitee shall be entitled to seek recovery of any Losses directly from any Indemnitor until such time; provided, however, that the foregoing requirement to first seek recovery from the Escrow Fund shall not apply to any Adjustment Payment in excess of $200,000 or any indemnification claim with respect thereto.

11.8        Treatment of Indemnity Payments.  Any payments made pursuant to this Article XI shall be treated as an adjustment to the Purchase Price for all income Tax purposes and none of the parties shall take a contrary position with respect to any Tax Return, audit or other proceeding.

ARTICLE XII

MISCELLANEOUS

12.1        Expenses.  Except as otherwise expressly provided in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby.

12.2        Amendment.  This Agreement may be amended, modified or supplemented only by written agreement of Purchaser, the Company and the Sellers.

12.3        Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by personal-delivery, (b) on the date of transmission if sent by facsimile or other electronic transmission including email with electronic confirmation of successful transmission and if sent on a Business Day prior to 5:00 p.m. at the place of receipt, and if not sent during such time, on the next succeeding Business Day, (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) on the date of scheduled delivery if delivered by nationally recognized express mail or courier service:

If to Purchaser, addressed as follows:

InterCloud Systems, Inc.
Attn:  Lawrence Sands, S.V.P.
2500 N. Military Trail
Boca Raton, Florida 33431Facsimile No.:  561-988-2307
lsands@digitalcomminc.com

with a copy to (which shall not constitute notice):

Pryor Cashman LLP
7 Times Square
New York, NY 10036
Attn.:  M. Ali Panjwani, Esq.
Facsimile:  (212) 798-6319

If to Barton F. Graf, Jr., addressed as follows:

Barton F. Graf, Jr.
3 Abbott Rd.
Lexington, MA 02420
Facsimile No: 781.357.8500
bgraf@integrationpartners.com

with a copy to (which shall not constitute notice):

Jay K. Hachigian
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street, Waltham, MA 02451
Fax: 877-881-9197

If to David C. Nahabedian, addressed as follows:

David C. Nahabedian
10 Clark Rd
Wellesley, MA 02481
Facsimile No.: 781.357.8500
dnaha@integrationpartners.com

with a copy to (which shall not constitute notice):

Jay K. Hachigian
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street, Waltham, MA 02451
Fax: 877-881-9197

If to Frank Jadevaia, addressed as follows:

Frank Jadevaia
575 Brook Ave
River Vale, NJ 07675
Facsimile No.: 973.630.5451
fjadevaia@integrationpartners.com

If to the Company, addressed as follows:

Integration Partners-NY Corporation
Attn: Chief Executive Officer
1719 Route 10 East, Suite 114
Parsippany, NJ 07054
Facsimile: 973.630.5451

with a copy to (which shall not constitute notice):

Jay K. Hachigian
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street, Waltham, MA 02451
Fax: 877-881-9197

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

12.4        Waivers.  The failure of a party to require performance of any provision shall not affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing.

12.5        Counterparts; Facsimile or Electronic Signature.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signature of a party transmitted by facsimile or electronic mail shall constitute an original for all purposes.

12.6        Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to exhibits, schedules or annexes to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given effect in interpreting this Agreement.

12.7        Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

12.8        No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer rights upon any other Person, other than as expressly set forth in Section 6.4, Section 6.5 and Article XI.

12.9        Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.10      Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise, except as limited in Section 11.7(e).

12.11      Jurisdiction, Service of Process.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent or to address breaches or threatened breaches of this Agreement, without the necessity of proving actual damages or posting bond, and to enforce specifically the terms and provisions of this Agreement in any Federal Court located in the Southern District of New York or any New York State Court, this being in addition to any other remedy to which they are entitled at law or in equity pursuant to, and as limited by, the terms of this Agreement.  In addition, except to the extent an alternative dispute resolution mechanism is expressly provided for herein, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction in the Federal District Court of the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of New York or any New York State Court, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT.

12.12      Attorney Fees and Costs.  Except as otherwise expressly set forth herein, the prevailing party in any litigation, arbitration proceeding or other action shall be awarded all of its or their costs and expenses including, but not limited to, reasonable attorney fees against the non-prevailing Party.  This provision shall apply to such expenses incurred at the trial and all appellate levels, without respect to who is the initiating party and shall apply to an action for declaratory relief if the party instituting it asserts specific contentions concerning this Agreement which is ruled upon by the court or arbitration. Such reasonable attorney’s fees shall include, but not be limited to, fees for attorneys, paralegals, legal assistants and expenses incurred in any and all judicial, bankruptcy, reorganization, administrative receivership, or other proceedings affecting creditors' rights and involving a claim under this Agreement, even if such proceedings arise before or after entry of a final judgment

12.13      Waivers of Inducement. The Parties hereto waive any right to assert or claim that they were induced to enter into this Agreement by any representation, promise, statement, or warranty made by any Party or any Party's agent which is not expressly set forth in this Agreement in writing.

12.14      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither the Company nor any Seller may assign, delegate or otherwise transfer such Party’s rights or obligations hereunder, including by operation of law, without the prior written consent of Purchaser.  In the event of any permitted assignment, the assignor shall be responsible for all obligations of the assignee and shall be bound in all respects by the provisions hereof.

12.15      Use of Certain Terms.  As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.  The use of the term “including” shall be deemed to be followed by “without limitation”.

12.16      Entire Understanding.  This Agreement and the Transaction Documents sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings among the parties.  The parties expressly agree that the prior Stock Purchase Agreement dated November 20, 2012 among the Parties has been and is terminated and of no further force and effect.

{Signature page to follow}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

INTERCLOUD SYSTEMS, INC.

By:	/s/ Mark E. Munro
Name:	Mark E. Munro
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

INTEGRATION PARTNERS-NY CORPORATION

By:	/s/ Frank Jadevaia
Name:	Frank Jadevaia
Title:	President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Barton F. Graf, Jr.

/s/ Barton F. Graf, Jr.

DAVID C. NAHABEDIAN

/s/ David C. Nahabedian

FRANK JADEVAIA

/s/ Frank Jadevaia